UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 27, 2023
Date of Report (date of earliest event reported)

Asensus Surgical, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19437 (Commission File Number)	11-2962080 (I.R.S. Employer Identification Number)

1 TW Alexander Parkway, Suite 160
Durham, North Carolina 27703
(Address of principal executive offices)

919-765-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	ASXC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Securities Purchase Agreement

On July 27, 2023, Asensus Surgical, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the certain purchasers signatory thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a registered direct offering (the “Offering”) (i) 23,809,524 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) common warrants to purchase up to an aggregate of 23,809,524 shares of Common Stock (the “Warrants”). Each share of Common Stock and accompanying Warrant was sold at a price of $0.42 per share and accompanying Warrant for aggregate gross proceeds of $10 million before deducting the placement agent’s fees and the offering expenses. The Company intends to use the net proceeds of this offering for general corporate purposes, including working capital, product development and capital expenditures.

The Offering is expected to close on July 31, 2023, subject to the satisfaction of customary closing conditions.

The Warrants have an exercise price of $0.42 per share and will be exercisable upon issuance. The Warrants will expire on the fifth anniversary of issuance. The exercise price and the number of shares of Common Stock issuable upon exercise of each Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in certain circumstances, upon a fundamental transaction, a holder of Warrants will be entitled to receive, upon exercise of the Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Warrants immediately prior to the fundamental transaction. As an alternative, and at the holder’s option in the event of a fundamental transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), the Company shall purchase the unexercised portion of the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of such fundamental transaction.

The Company may not effect the exercise of the Warrants, and the applicable holder will not be entitled to exercise any portion of any such Warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the holder of such Warrant (together with its affiliates) to exceed 4.99% (or, upon the election of the holder, 9.99%), of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

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The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties.

The Common Stock, and Warrants are being offered by the Company pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-263711) previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on April 28, 2022. A prospectus supplement relating to the Offering will be filed with the Commission.

The foregoing descriptions of the Purchase Agreement and Warrants do not purport to be complete and are qualified in their entirety by reference to the form of Purchase Agreement and form of Warrants which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference. The legal opinion, including the related consent, of Ballard Spahr LLP relating to the issuance and sale of the Common Stock and the shares issuable upon exercise of the Warrants is filed as Exhibit 5.1 hereto.

Item 8.01. Other Events.

On July 27, 2023, the Company issued a press release announcing pricing of the Offering and the entry into the Purchase Agreement. A copy of such press release is attached to this Current Report on Form 8‑K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.

5.1	Opinion of Ballard Spahr LLP.

10.1	Form of Securities Purchase Agreement, dated July 27, 2023, by and between Asensus Surgical, Inc. and the Purchasers.

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

99.1	Press release dated July 27, 2023.

104	Cover Page Interactive Data File (formatted in inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASENSUS SURGICAL, INC.

Date: July 28, 2023	By:	/s/ Shameze Rampertab
Shameze Rampertab
Executive Vice President and Chief Financial Officer